UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): July 19, 2019

GREENWAY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-55030	90-0893594
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1521 North Cooper Street, Suite 205

Arlington, Texas 76011

Formerly

(8851 Camp Bowie West Blvd. Suite 240

Fort Worth, Texas 76116)

(Address of principal executive offices) (Zip Code)

800-289-2515

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 19, 2019, the Company received a letter of resignation from John Olynick resigning as President and Chief Executive Officer of the Company effective immediately. The resignation was accepted by the Chairman of the Board of Directors of the Company.

Appointment of Acting President

On July 19, 2019, the Board of Directors of the Company appointed Kent J. Harer, 61, a current Director of the Company, as the acting President of the Company, effective immediately. Mr. Harer has served as a Director of the Company since 2017.

Mr. Harer began his career working for the oilfield division of LTV Corporation in 1981. In 1984, he began working in the industrial gas industry where he developed an extensive knowledge of the industrial gas business and the various technologies of the diverse industries it serves. He is an instrumental part of the regional operations of world-renowned French company Air Liquide in the United States. In his current capacity at Air Liquide, Mr. Harer was involved in the initial development of the G-ReformerTM and was instrumental in negotiating critical agreements between Air Liquide and the Company that allowed the Company to develop and commercialize the G-Reformer technology. He graduated from the University of South Dakota with a Bachelor of Science in Business Administration in 1980.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	Greenway Technologies

Date: July 22, 2019	By:	/s/ Raymond Wright
Raymond Wright, Chairman of the Board